Exhibit (a)(1)(A)

Offer to Purchase for Cash
by
GEOPARK LIMITED
of
Up to U.S.$50,000,000 of its Common Shares
at a Per Share Purchase Price Not Greater Than
U.S.$10.00 Nor Less Than U.S.$9.00 Per Common Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON APRIL 17, 2024
UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION TIME”).

GeoPark Limited, an exempted company limited by shares incorporated under the laws of Bermuda (the “Company,” “we,” or “us”), is offering to purchase its common shares, U.S.$0.001 par value per share (the “common shares” or the “shares”), pursuant to (i) auction tenders at prices specified by the tendering shareholders of not greater than U.S.$10.00 nor less than U.S.$9.00 per share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”) at the purchase price determined as provided herein, in either case in cash, less any applicable withholding taxes and without interest (the “Offer”), and upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer Documents”). We are offering to purchase shares having an aggregate purchase price of up to U.S.$50,000,000 in the Offer using cash and investments. Unless the context otherwise requires, all references to the shares shall refer to the common shares of the Company.

Shareholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Shareholders who properly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per share price, which will not be greater than U.S.$10.00 nor less than U.S.$9.00 per share, that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the single lowest price per share (in multiples of U.S.$0.10) of not greater than U.S.$10.00 nor less than U.S.$9.00 per share (the “Purchase Price”) that will allow us to purchase the maximum number of shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding U.S.$50,000,000. Only shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. Shares properly tendered pursuant to an Auction Tender at a price that is greater than the Purchase Price determined pursuant to the terms of the Offer will not be purchased. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than U.S.$50,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

All shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if, based on the Purchase Price, shares having an aggregate purchase price in excess of U.S.$50,000,000 are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Time. We reserve the right, in our sole discretion, to change the per share purchase price range and to increase or decrease the aggregate purchase price of shares sought in the Offer, subject to applicable law. See Sections 1 and 3.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that shares having an aggregate purchase price of more than U.S.$50,000,000 are tendered in the Offer at or below the Purchase Price, we may purchase up to an additional 2.0% of our outstanding shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to purchase additional shares, subject to applicable law. See Sections 1 and 15.

At the maximum Purchase Price of U.S.$10.00 per share, we would purchase 5,000,000 shares if the Offer is fully subscribed, which would represent approximately 9.01% of our issued and outstanding common shares as of March 19, 2024. At the minimum Purchase Price of U.S.$9.00 per share, we would purchase 5,555,555 shares if the Offer is fully subscribed, which would represent approximately 10.02% of our issued and outstanding common shares as of March 19, 2024.

The Offer is not conditioned on the receipt of financing or any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

The shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “GPRK.” On March 19, 2024, the last trading day before that announcement, the NYSE closing price of our shares was U.S.$9.46. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED MAKING THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, BTG PACTUAL US CAPITAL, LLC, THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. SEE SECTION 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders, subject to applicable law and internal compliance requirements. One of our executive officers has indicated that they intend to tender up to 20,000 shares in the Offer. See Section 11.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

BTG PACTUAL

______________________

March 20, 2024

IMPORTANT

If you desire to tender all or any portion of your shares, do one of the following before 5:00 p.m., New York City time, on April 17, 2024, or any later time and date to which the Offer may be extended: (1)(a) complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, have your signature thereon guaranteed if Instruction 1 to the Letter of Transmittal so requires, mail or deliver the Letter of Transmittal, together with any other required documents, including the share certificates, to the Depositary (as defined herein) or (b) tender the shares in accordance with the procedure for book-entry transfer set forth in Section 3, or (2) request that your bank, broker, dealer, trust company or other nominee effect the transaction for you. If you have shares registered in the name of a bank, broker, dealer, trust company or other nominee, you must contact that institution if you desire to tender those shares.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you desire to tender shares and your certificates for those shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Time (as defined herein), your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3.

To properly tender shares, you must validly complete the Letter of Transmittal.

Under a Purchase Price Tender, shares will be purchased upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of U.S.$9.00 per share. You should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in your shares being purchased at a price as low as U.S.$9.00 per share. See Section 3.

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, SHAREHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THIS OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION IN COMPLIANCE WITH APPLICABLE LAWS. IN ANY JURISDICTION WHERE THE SECURITIES OR BLUE SKY LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E–4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO

PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, or BTG Pactual US Capital, LLC, the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent.

EXCHANGE CONTROL

The permission of the Bermuda Monetary Authority is required, under the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of shares (which includes our common shares) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the Bermuda Monetary Authority has granted a general permission. The Bermuda Monetary Authority, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities of a Bermuda company from and/or to a non-resident of Bermuda for exchange control purposes for so long as any “Equity Securities” of the company (which would include our common shares) are listed on an “Appointed Stock Exchange” (which would include the NYSE). In granting the general permission the Bermuda Monetary Authority accepts no responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed herein.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to our common shares as the “shares.” This summary term sheet highlights certain material information in the remainder of this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in the remainder of this Offer to Purchase. We urge you to read the entire Offer Documents because they contain the full details of the Offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

The Company is offering to purchase for cash up to U.S.$50,000,000 of its common shares, par value U.S.$0.001 per share. See Section 1.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting this Offer through a procedure commonly called a “modified Dutch auction.” Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash shares pursuant to (i) Auction Tenders at prices specified by the tendering shareholders of not greater than U.S.$10.00 nor less than U.S.$9.00 per share or (ii) Purchase Price Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of U.S.$9.00 per share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price (as defined below). See Section 1.

We will select the single lowest purchase price (in multiples of U.S.$0.10) (the “Purchase Price”) within the specified price range for the Offer that will allow us to purchase the maximum number of shares having an aggregate purchase price of U.S.$50,000,000 or, if a lesser number of shares are properly tendered, such lesser number of shares as are properly tendered and not properly withdrawn. We will publicly announce the Purchase Price promptly after we have determined it. We will purchase all shares acquired in the Offer at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any shares tendered at a price above the Purchase Price.

If you wish to maximize the chance that your shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the Purchase Price we determine. You should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in your shares being purchased at a price as low as U.S.$9.00 per share.

The minimum Purchase Price of U.S.$9.00 per share could be below the closing market price for the shares on the NYSE on the date on which the Expiration Time occurs. See Section 8. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares.

If your shares are purchased in the Offer, you will receive the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Time. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. The Offer is scheduled to expire at 5:00 p.m., New York City time, on April 17, 2024, unless the Offer is extended or terminated by us. See Sections 1 and 5.

How many shares will the Company purchase in the Offer?

We are offering to purchase, at the Purchase Price, shares having an aggregate purchase price of up to U.S.$50,000,000 in the Offer, or a lower amount if not enough shares are properly tendered and not properly withdrawn to allow us to purchase shares having an aggregate purchase price of U.S.$50,000,000. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than U.S.$50,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. See Section 1.

Because the Purchase Price will only be determined after the Expiration Time, the number of shares that will be purchased will not be known until after that time. Assuming the Offer is fully subscribed, at the maximum Purchase

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Price of U.S.$10.00 per share, we would purchase 5,000,000 shares, which would represent approximately 9.01% of our issued and outstanding shares as of March 19, 2024. At the minimum Purchase Price of U.S.$9.00 per share, we would purchase 5,555,555 shares if the Offer is fully subscribed, which would represent approximately 10.02% of our issued and outstanding common shares as of March 19, 2024.

In addition, if shares having an aggregate purchase price of more than U.S.$50,000,000 are tendered in the Offer at or below the Purchase Price, we may exercise our right to purchase up to an additional 2.0% of our outstanding shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to purchase additional shares, subject to applicable law. See Section 15.

The Offer is not conditioned on any minimum number of shares being tendered by shareholders but is subject to certain other conditions. See Section 7.

How will the Company pay for the shares?

The maximum aggregate purchase price of shares purchased in the Offer will be U.S.$50,000,000. We expect that expenses for the Offer will be approximately U.S.$800,000. We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from our cash and investments. As of March 19, 2024, we had approximately U.S.$153.2 million in cash and investments. See Section 9. The Offer is not separately conditioned upon the receipt of financing.

What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in cash and investments, being amounts the Company would otherwise have available for dividend or distribution. See Section 2.

How long do I have to tender my shares?

You may tender your shares until the Offer expires. The Offer will expire on April 17, 2024, at 5:00 p.m., New York City time, unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline for administrative reasons, such as four business days before the expiration of the Offer (e.g., 5:00 p.m., New York City time, on April 11, 2024), for you to act to instruct them to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.

Can the Offer be extended, amended or terminated?

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See Section 15.

How will I be notified if the Company extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time (as defined herein). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

We are offering to purchase up to an aggregate amount of U.S.$50,000,000 of our shares at a price per share not greater than U.S.$10.00 nor less than U.S.$9.00 to be funded from our cash and investments. As of March 19, 2024, we had approximately U.S.$153.2 million in cash and investments. We will use a portion of our cash and investments to fund the Offer. Our Board of Directors, after evaluating the expected capital requirements of our operations and other expected cash commitments, believes that purchasing our shares in the Offer is consistent with our strategic allocation of capital. The Offer represents an opportunity for us to return capital to our shareholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. The Offer also provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. See Section 2.

What are the significant conditions to the Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•	No significant changes in the general political, market, economic or financial conditions in the United States or abroad that are reasonably likely to adversely affect our business or the trading in the shares shall have occurred.

•	No general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No legal action shall have been taken, and we shall not have received notice of any legal action, that could reasonably be expected to adversely affect the Offer.

•	No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, business combination or other similar transaction involving us.

•	No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries.

•	No material adverse change in our business, condition (financial or otherwise), assets, management, income, operations, prospects or stock ownership shall have occurred.

•	Our determination that the consummation of the Offer and the purchase of shares pursuant to the Offer will not cause our shares (1) to be delisted from the NYSE or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (2) to be held of record by fewer than 300 persons.

•	No decrease of more than 10% of the Dow Jones Industrial Average, the NYSE Composite or the S&P 500 Index, in each case measured from the close of trading on March 19, 2024 (Dow Jones Industrial Average: 39,110.76; NYSE Composite: 17,975.79; S&P 500 Index: 5,178.51), shall have occurred.

•	No decrease of 10% or more of the NYSE closing price for the shares as of March 19, 2024 (U.S.$9.46 per share) shall have occurred.

The Offer is subject to a number of other conditions described in greater detail in Section 7.

How will the Offer affect the number of shares outstanding and the number of record holders of the Company?

As of March 19, 2024, we had 55,470,850 issued and outstanding common shares (excluding 7,585,110 common shares held in treasury). At the maximum Purchase Price of U.S.$10.00 per share, we would purchase 5,000,000 shares if the Offer is fully subscribed, which would represent approximately 9.01% of our issued and outstanding common shares as of March 19, 2024. At the minimum Purchase Price of U.S.$9.00 per share, we would purchase 5,555,555 shares if the Offer is fully subscribed, which would represent approximately 10.02% of our issued and outstanding common shares as of March 19, 2024.

If the Offer is fully subscribed at the maximum Purchase Price of U.S.$10.00 per share and we do not exercise our right to purchase any additional shares, we will have approximately 50,470,850 shares outstanding following the purchase of shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price of U.S.$9.00 per share and we do not exercise our right to purchase any additional shares, we will have approximately 49,915,295 shares outstanding following the purchase of shares tendered in the Offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer. See Section 2.

If any of our shareholders who (i) hold shares in their own name as holders of record or (ii) are “registered holders” as participants in The Depository Trust Company’s (“DTC”) system whose names appear on a security position listing tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

Following the Offer, will the Company continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions is not expected to cause the Company to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition to our obligation to purchase shares pursuant to the Offer that the consummation of the Offer and the purchase of the shares is not reasonably likely to cause the shares (1) to be held of record by fewer than 300 persons; or (2) to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on April 17, 2024, or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.

•	If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer.

•	If you are an institution participating in the book-entry transfer facility (as defined herein), you must tender your shares according to the procedure for book-entry transfer described in Section 3.

•	If you are unable to deliver the certificates for the shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

In what order will tendered shares be purchased? Will tendered shares be prorated? What happens if more than U.S.$50,000,000 in aggregate purchase price of shares are tendered at or below the Purchase Price?

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of less than U.S.$50,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price of more than U.S.$50,000,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase shares in the following order of priority:

•	First, we will purchase all “odd lots” of fewer than 100 shares at the Purchase Price from shareholders who properly tender all of their shares owned beneficially or of record by such odd lot holder at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of fewer than all of the shares owned, beneficially or of record, by such odd lot holder will not qualify for this preference);

•	Second, after purchasing all the odd lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase shares at the Purchase Price from all other holders who properly tender shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for shareholders who tendered shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired shares having an aggregate purchase price of U.S.$50,000,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase shares having an aggregate purchase price of U.S.$50,000,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law), we will purchase shares at the Purchase Price from shareholders who have properly tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the Expiration Time.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 shares in the aggregate, you properly tender all of those shares before the Offer expires and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on April 17, 2024, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 5:00 p.m., New York City time, on May 15, 2024. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.

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Has the Company or its Board of Directors adopted a position on the Offer?

Our Board of Directors approved making the Offer on March 6, 2024. However, neither we nor our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer.

Will the Company’s directors and executive officers tender shares in the tender offer?

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders, subject to applicable law and internal compliance requirements. One of our executive officers has indicated that they intend to tender up to 20,000 shares in the Offer. No other directors or executive officers have indicated that they intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers as a group. Our other employees, including officers who are not executive officers, are also permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to applicable law and internal compliance requirements. Assuming that the Offer is fully subscribed and that we purchase 5,555,555 common shares in the Offer at the minimum Purchase Price, and that one executive officer tenders 20,000 shares, the Offer will increase the proportional holdings of (i) our directors and executive officers (excluding our deputy chairman, director and co-founder, Mr. James F. Park) to approximately 2.14% and (ii) our deputy chairman, director and co-founder, Mr. James F. Park to approximately 17.66% of the total number of outstanding common shares as of March 19, 2024. Assuming that the Offer is fully subscribed and that we purchase 5,000,000 common shares in the Offer at the maximum Purchase Price, and that one executive officer tenders 20,000 shares, the Offer will increase the proportional holdings of (x) our directors and executive officers (excluding our deputy chairman, director and co-founder, Mr. James F. Park) to approximately 2.12% and (y) our deputy chairman, director and co-founder, Mr. James F. Park to approximately 17.47% of the total number of outstanding common shares as of March 19, 2024. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding share capital following the consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On March 19, 2024, the last trading day before that announcement, the NYSE closing price of our shares was U.S.$9.46.

You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

When and how will the Company pay for the shares I tender?

We will pay the Purchase Price, in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the Expiration Time and the acceptance of the shares for payment. We will publicly announce the preliminary results of the Offer, including the Purchase Price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered shares until approximately three business days after the Expiration Time. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary after the Expiration Time. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I am a U.S. taxpayer and I tender my shares?

Generally, if you are a U.S. taxpayer, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from the Company. See Section 14. We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Who can I talk to if I have questions?

If you have any questions regarding the Offer, please contact Georgeson LLC, the Information Agent, or BTG Pactual US Capital, LLC, the Dealer Manager for the Offer at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains statements that constitute forward-looking statements. Many of the forward-looking statements contained in this Offer to Purchase can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “will,” “estimate” and “potential,” among others.

Forward-looking statements appear in a number of places in this Offer to Purchase and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section “Item 3. Key Information—D. Risk factors” in Item 3. Key Information––D. Risk Factors” of our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, which we filed with the SEC on March 30, 2023 (including any amendments thereto filed with the SEC from time to time, whether before, on or after the date hereof, the “2022 20-F”). These risks and uncertainties include factors relating to:

•	the volatility of oil and natural gas prices;

•	operating risks, including equipment failures and the amounts and timing of revenues and expenses;

•	termination of, or intervention in, concessions, rights or authorizations granted by the Colombian, Ecuadorian, and Brazilian governments to us;

•	uncertainties inherent in making estimates of our oil and natural gas data;

•	environmental constraints on operations and environmental liabilities arising out of past or present operations;

•	discovery and development of oil and natural gas reserves;

•	climate change related risks;

•	project delays or cancellations;

•	financial market conditions and the results of financing efforts;

•	political, legal, regulatory, governmental, administrative and economic conditions and developments in the countries in which we operate;

•	social and political unrest in many countries in which we operate;

•	fluctuations in inflation and exchange rates in Colombia, Ecuador and Brazil and in other countries in which we may operate in the future;

•	availability and cost of drilling rigs, production equipment, supplies, personnel and oil field services;

•	contract counterparty risk;

•	projected and targeted capital expenditures and other cost commitments and revenues;

•	pandemics, or the future outbreak of any other highly infectious or contagious disease, including the COVID-19 pandemic;

•	weather and other natural phenomena;

•	armed conflicts, including the current armed conflicts in Ukraine and Israel;

•	the impact of recent and future regulatory proceedings and changes, changes in environmental, health and safety and other laws and regulations to which our company or operations are subject, as well as changes in the application of existing laws and regulations;

•	current and future litigation;

•	our ability to successfully identify, integrate and complete pending or future acquisitions and dispositions;

•	our ability to retain key members of our senior management and key technical employees;

•	competition from other similar oil and natural gas companies;

•	market or business conditions and fluctuations in global and local demand for energy;

•	the direct or indirect impact on our business resulting from terrorist incidents or responses to such incidents, including the effect on the availability of and premiums on insurance;

•	the adverse effect which a substantial or extended decline in oil and natural gas price may have on our business;

•	the difficulty in integrating significant acquisitions or unexpected contingencies or changes in reserves estimates we discover following the completion of such acquisitions; and

•	other factors discussed under “Item 3. Key Information––D. Risk Factors” of our 2022 20-F.

The forward-looking statements included in this Offer to Purchase are made only as of the date of this Offer to Purchase. Except as required by law or regulation, we do not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

INTRODUCTION

To the Holders of our Common Shares:

We hereby offer to purchase shares of the Company having an aggregate purchase price of up to U.S.$50,000,000 of its common shares (or a lower amount if not enough shares are properly tendered and not properly withdrawn to allow us to purchase shares having an aggregate purchase price of U.S.$50,000,000) using cash and investments. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase shares pursuant to (i) Auction Tenders at prices specified by the tendering shareholders of not greater than U.S.$10.00 nor less than U.S.$9.00 per share or (ii) Purchase Price Tenders. After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per share price, which will not be greater than U.S.$10.00 nor less than U.S.$9.00 per share, that we will pay for shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the single lowest price per share (in multiples of U.S.$0.10) of not greater than U.S.$10.00 nor less than U.S.$9.00 per share that will allow us to purchase the maximum number of shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding U.S.$50,000,000. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of U.S.$9.00 per share (which is the minimum price per share under the Offer) for purposes of determining the Purchase Price. All shares acquired in the Offer will be acquired at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any shares tendered at a price above the Purchase Price. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

The Offer is not conditioned on the receipt of financing or any minimum number of shares being tendered. The Offer, however, is subject to other conditions. Our obligation to accept and pay for shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

The Offer will expire at 5:00 p.m., New York City time, on April 17, 2024, unless extended (such date and time, as they may be extended, the “Expiration Time”). You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 5:00 p.m., New York City time, on May 15, 2024, unless such shares have been accepted for payment as provided in the Offer Documents.

Only shares properly tendered at prices at or below the Purchase Price we select, and not properly withdrawn, will be purchased. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price we select will not be purchased if more than the aggregate purchase price of shares we seek are tendered. We will return any shares that we do not purchase, including shares that are tendered at prices in excess of the Purchase Price and not properly withdrawn and shares not purchased because of proration or conditional tenders, in each case, promptly following the Expiration Time. See Section 1.

In accordance with the rules of the SEC, we may amend the Offer to purchase up to an additional 2.0% of the outstanding shares, without extending the Expiration Time. See Sections 1 and 15.

Tendering shareholders whose shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a bank, broker, dealer, trust company or other nominee and that person tenders your shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to properly tender shares.

OUR BOARD OF DIRECTORS HAS APPROVED MAKING THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY IS MAKING ANY RECOMMENDATION WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN SO DOING, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL AND SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. SEE SECTION 2.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders, subject to applicable law and internal compliance requirements. One of our executive officers has indicated that they intend to tender up to 20,000 shares in the Offer. No other directors or executive officers have indicated that they intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers as a group. Our other employees, including officers who are not executive officers, are also permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to applicable law and internal compliance requirements. Assuming that the Offer is fully subscribed and that we purchase 5,555,555 common shares in the Offer at the minimum Purchase Price, and that one executive officer tenders 20,000 shares, the Offer will increase the proportional holdings of (i) our directors and executive officers (excluding our deputy chairman, director and co-founder, Mr. James F. Park) to approximately 2.14% and (ii) our deputy chairman, director and co-founder, Mr. James F. Park to approximately 17.66% of the total number of outstanding common shares as of March 19, 2024. Assuming that the Offer is fully subscribed and that we purchase 5,000,000 common shares in the Offer at the maximum Purchase Price, and that one executive officer tenders 20,000 shares, the Offer will increase the proportional holdings of (x) our directors and executive officers (excluding our deputy chairman, director and co-founder, Mr. James F. Park) to approximately 2.12% and (y) our deputy chairman, director and co-founder, Mr. James F. Park to approximately 17.47% of the total number of outstanding common shares as of March 19, 2024. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 11.

Section 14 of this Offer to Purchase describes material U.S. federal income tax consequences to U.S. taxpayers of a sale of shares under the Offer.

We will pay the fees and expenses of BTG Pactual US Capital, LLC, the Dealer Manager, Georgeson LLC, the Information Agent, and Computershare Trust Company, N.A., the Depositary, incurred in connection with this Offer. See Section 16.

If any of our shareholders who hold shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced.

At the maximum Purchase Price of U.S.$10.00 per share, we would purchase 5,000,000 shares if the Offer is fully subscribed, which would represent approximately 9.01% of our issued and outstanding common shares as of March 19, 2024. At the minimum Purchase Price of U.S.$9.00 per share, we would purchase 5,555,555 shares if the Offer is fully subscribed, which would represent approximately 10.02% of our issued and outstanding common shares as of March 19, 2024.

The shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “GPRK.” On March 19, 2024, the last trading day before that announcement, the NYSE closing price of our shares was U.S.$9.46. Shareholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE TENDER OFFER

1.	Number of Shares; Proration

General. Upon the terms and subject to the conditions of the Offer, we will purchase shares having an aggregate purchase price of up to U.S.$50,000,000 that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time, as defined below, at a Purchase Price not greater than U.S.$10.00 nor less than U.S.$9.00 per share, in cash, less any applicable withholding taxes and without interest. If, based on the Purchase Price, shares having an aggregate purchase price of less than U.S.$50,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn (upon the terms and subject to the conditions of the Offer).

The term “Expiration Time” means 5:00 p.m., New York City time, on April 17, 2024, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer. In accordance with the rules of the SEC, we may amend the Offer to purchase up to an additional 2.0% of the outstanding shares, without extending the Expiration Time. See Section 15.

If the Offer is over-subscribed as described below, shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration, except for odd lots. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

In accordance with Instruction 3 to the Letter of Transmittal, shareholders desiring to tender shares must either:

•	specify that they are willing to sell their shares to us at the price determined in the Offer (a “Purchase Price Tender”); or;

•	specify the price, not greater than U.S.$10.00 nor less than U.S.$9.00 per share (in multiples of U.S.$0.10), at which they are willing to sell their shares to us in the Offer (an “Auction Tender”).

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per share price that we will pay for shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of shares tendered and the prices at which they are tendered. We will select the lowest purchase price specified by tendering shareholders that will allow us to buy the maximum number of shares having an aggregate purchase price of U.S.$50,000,000 (or a lower amount if not enough shares are properly tendered and not properly withdrawn to allow us to purchase shares having an aggregate purchase price of U.S.$50,000,000). All shares purchased in the Offer will be purchased at the same Purchase Price. If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in the tendered shares being purchased at a price as low as U.S.$9.00 per share.

Only shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. Shares properly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. However, because of the “Odd Lot” priority, proration and conditional tender provisions of the Offer, all of the shares tendered at or below the Purchase Price will not be purchased if shares having an aggregate purchase price of more than U.S.$50,000,000 are properly tendered and not properly withdrawn. All shares tendered and not purchased in the Offer, including shares tendered at or below the Purchase Price and shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Time.

If we (i) increase the price that may be paid for the shares above U.S.$10.00 per share or decrease the price that may be paid for the shares below U.S.$9.00 per share, (ii) increase the maximum number of shares that we may purchase in the Offer by more than 2.0% of our outstanding shares or (iii) decrease the amount of shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES PROPERLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than U.S.$50,000,000 are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of more than U.S.$50,000,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase shares in the following order of priority:

•	First, we will purchase all Odd Lots of fewer than 100 shares at the Purchase Price from shareholders who properly tender all of their shares owned beneficially or of record by such odd lot holder at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of fewer than all of the shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference).

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase shares at the Purchase Price from all other holders who properly tender shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for shareholders who tendered shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired shares having an aggregate purchase price of U.S.$50,000,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law).

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of U.S.$50,000,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law), we will purchase shares at the Purchase Price from shareholders who have properly tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the Expiration Time.

Therefore, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. As we noted above, we may elect to purchase shares having an aggregate purchase price of more than U.S.$50,000,000 in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater aggregate purchase price.

Odd Lots. The term “Odd Lots” means all shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more shares, even if such holders have separate accounts representing fewer than 100 shares. Odd Lots will be accepted for payment at the same time as other tendered shares. To qualify for this priority, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of its shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each shareholder tendering shares (excluding Odd Lot Holders) will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders (excluding Odd Lot Holders), subject to conditional tenders. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately three business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to U.S. shareholders of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer. We are offering to purchase up to an aggregate amount of U.S.$50,000,000 of our shares at a price per share not greater than U.S.$10.00 nor less than U.S.$9.00 to be funded from our cash and investments. As of March 19, 2024, we had approximately U.S.$153.2 million in cash and investments. We will use a portion of our cash and investments to fund the Offer. Our Board of Directors, after evaluating the expected capital requirements of our operations and other expected cash commitments, believes that purchasing shares in the Offer is consistent with our strategic allocation of capital.

Our management and Board of Directors have evaluated our operations, strategy and expectations for the future and have carefully considered our business profile, assets and recent market prices for our shares. In considering the Offer, our management and Board of Directors took into account the expected financial impact of the Offer, including the reduction in the amount of our cash and investments as described in Section 9. Our Board of Directors believes that investing in our shares at this time is consistent with our strategic allocation of capital. We believe that our current financial resources, including debt capacity, will allow us to fund capital requirements for improving our operations as well as providing appropriate financial flexibility for general corporate purposes. However, actual experience may differ significantly from our expectations. See “Forward-Looking Statements.”

The Offer represents an opportunity for us to return capital to our shareholders who elect to tender their shares, subject to the terms and conditions of the Offer. Additionally, shareholders who do not participate in the Offer will automatically increase their relative percentage interest in us and our future operations at no additional cost to them. The Offer also provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, the Offer provides our shareholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in NYSE transactions.

Neither we nor any member of our Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

Certain Effects of the Offer. Shareholders who do not tender their shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, those shareholders will realize a proportionate increase in their relative equity interest in the Company, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares or equity interests in the future. Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her shares in the future.

Shares we acquire pursuant to the Offer will be held as treasury shares and would, if subsequently cancelled and returned to the status of authorized but unissued shares, be available for us to transfer or issue, as applicable, without further shareholder action (except as required by applicable law or the rules of the NYSE) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs, stock plans or compensation programs for directors.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our shares following completion of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from the NYSE or to be held of record by fewer than 300 persons. See Section 7.

If any of our shareholders who (i) hold shares in their own name as holders of record or (ii) are “registered holders” as participants in The Depository Trust Company’s (“DTC”) system whose names appear on a security position listing tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced.

For information regarding the intentions of our directors and executive officers to tender in the Offer or sell shares in the open market during the pendency of the Offer, see Section 11.

Other Plans. We may in the future conduct certain corporate reorganizations, corporate restructurings or other intra-group transactions (including, without limitation, transactions which may reduce or increase our equity interests in our principal subsidiaries, joint ventures and affiliates) aimed at simplifying or optimizing our corporate structure.

As part of our long-term corporate goal of increasing shareholder value, we regularly consider alternatives, including repurchases of our shares in the open market, through block trades or in private transactions, and strategic acquisitions, business combinations, additional listings and corporate restructurings (including by means of acquisitions or disposals of assets or companies), and we are currently pursuing and considering alternatives to enhance shareholder value. Additionally, from time to time the Company may liquidate, merge, reorganize or increase or decrease its equity interest in its subsidiaries, joint ventures and affiliates for tax or corporate-related purposes.

Nevertheless, except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements or decisions have been reached and there can be no assurance that we will decide to undertake:

•	any extraordinary transaction, such as a merger, amalgamation, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws that could impede the acquisition of control of us.

Nothing in the tender offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Shareholders tendering shares in the tender offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares resulting from such potential future events.

3.	Procedures for Tendering Shares

Valid Tender. For a shareholder to make a valid tender of shares under the Offer, (i) the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•	a Letter of Transmittal properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an “agent’s message” (see “—Book-Entry Transfer” below), and any other required documents; and

•	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “—Book-Entry Transfer” below); or

(ii) the tendering shareholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Odd Lot Holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

Book-Entry Transfer. For purposes of the Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering shareholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that are participants in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1, 5 and 7 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares under the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of two trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with (1) a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon, and (2) all other required documents; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with (1) either a Letter of Transmittal relating thereto, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (2) all other required documents.

For these purposes, a “trading day” is any day on which the NYSE is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

U.S. Federal Backup Withholding. Under the U.S. federal income tax laws, payments to a tendering shareholder may be subject to “backup withholding” at the applicable statutory rate (currently 24%), unless a tendering shareholder

•	provides a correct taxpayer identification number and any other required information and otherwise complies with applicable requirements of the backup withholding rules; or

•	is an exempt recipient and, when required, demonstrates this fact.

A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the U.S. Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer to Purchase, each shareholder that is a U.S. person (as defined in the instructions to the IRS Form W-9) should provide the Depositary or other applicable withholding agent with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. In order to eliminate any U.S. backup withholding, a shareholder that is not a U.S. person should provide the Depositary or other applicable withholding agent with the appropriate IRS Form W-8, attesting to that shareholder’s non-U.S. status.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability, and may claim a refund if they timely provide certain required information to the IRS.

For a discussion of U.S. federal income tax consequences to tendering U.S. shareholders, see Section 14.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at 1-855-807-3166. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 5:00 p.m., New York City time, on May 15, 2024, unless such shares have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included. If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Dealer Manager, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of the occurrence of a condition disclosed in Section 7, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (i) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering shareholders and (ii) accept for payment and pay for (and thereby purchase) shares having an aggregate purchase price of up to U.S.$50,000,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law) which are properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay the Purchase Price for (and thereby purchase) up to U.S.$50,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of this Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares (if any), or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration of the Offer. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the expiration or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

Any tendering shareholder or other payee who fails to properly complete, sign and return to the Depositary or other applicable withholding agent the IRS Form W-9 included with the Letter of Transmittal (in the case of a tendering shareholder who is a U.S. person) or the appropriate IRS Form W-8 (in the case of a tendering shareholder who is not a U.S. person) may be subject to U.S. federal backup withholding tax of 24% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3.

6.	Conditional Tender of Shares

Subject to the exception for Odd Lot Holders, in the event of an over-subscription of the Offer, shares tendered prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular U.S. shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is made available for shareholders seeking to take steps to have shares sold pursuant to the offer treated as a sale or exchange of such shares by the shareholder, rather than a distribution to the shareholder, for U.S. federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased from that shareholder if any are to be purchased. After the Expiration Time, if shares having an aggregate purchase price of more than U.S.$50,000,000 (or such greater aggregate purchase price of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder tendered pursuant to a

Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below an aggregate purchase price of U.S.$50,000,000 (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

We note that in accordance with the rules of the SEC, in the event that shares having an aggregate purchase price of more than U.S.$50,000,000 are tendered in the Offer at or below the Purchase Price, we may purchase up to an additional 2.0% of our outstanding shares without extending the Expiration Time.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Offer (but subject to the provisions of Section 15), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to Rule 13e-4(f) under the Exchange Act (which requires that the issuer making the tender offer either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time on or after the commencement of the Offer and prior to the Expiration Time, any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:

•	there has occurred any change in the general political, market, economic or financial conditions, in the United States or abroad, that could reasonably be expected to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities or other similar national or international calamity directly or indirectly involving the United States;

•	a decrease of more than 10% in the Dow Jones Industrial Average, the NYSE Composite or the S&P 500 Index, in each case measured from the close of trading on March 19, 2024 (Dow Jones Industrial Average: 39,110.76; NYSE Composite: 17,975.79; S&P 500 Index: 5,178.51); or

•	a decrease of 10% or more of the NYSE closing price for the shares as of March 19, 2024 (U.S.$9.46 per share);

•	any change or combination of changes (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or other), operations, licenses, management or results of operations of us or any of our subsidiaries or affiliates that is or may be reasonably likely to (i) have a material adverse effect on us or any of our subsidiaries or affiliates; (ii) have a material adverse effect on the value of the shares; or (iii) materially impair the contemplated benefits of the Offer to us or be material to holders of the shares in deciding whether to tender in the Offer;

•	legislation in any jurisdiction has been passed or becomes pending, the effect of which would be to change the tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates;

•	there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•	challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;

•	seeks to require us to repurchase or redeem any of our outstanding securities other than the shares;

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, or results of operations of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole;

•	a tender or exchange offer for any or all of our outstanding shares (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or entity or has been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, has not been obtained on terms satisfactory to us in our reasonable discretion; or

•	we determine that the consummation of the Offer and the purchase of the shares is reasonably likely to:

•	cause the shares to be held of record by fewer than 300 persons; or

•	cause the shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Any determination by us concerning the events described in this section will be final and binding upon all persons.

8.	Price Range of Shares; Dividends

The shares are traded on the NYSE under the symbol “GPRK.” The following table sets forth the high and low closing sales prices for our shares on the NYSE for the periods indicated.

	NYSE
	High	Low
	(U.S.$ per common share)
GEOPARK LIMITED COMMON SHARES; TICKER: GPRK
Year Ended December 31, 2022:
First Quarter	16.02	11.32
Second Quarter	18.52	12.09
Third Quarter	13.55	10.26
Fourth Quarter	16.38	12.22
Year Ended December 31, 2023:
First Quarter	16.17	10.20
Second Quarter	12.06	9.11
Third Quarter	10.74	8.83
Fourth Quarter	10.95	8.05
Year Ended December 31, 2024:
First Quarter (through March 19, 2024)	9.46	8.20

On March 19, 2024, the last full trading day before commencement of the Offer, the NYSE closing price per share was U.S.$9.46. The minimum Purchase Price of U.S.$9.00 per share could be below the closing market price for the shares on the NYSE on the date on which the Expiration Time occurs. We urge shareholders to obtain a current market price for the shares before deciding whether to tender their shares.

Dividends. We have declared or paid cash dividends on shares in the past. In the last three years, we have declared and paid cash dividends as follows:

•	On March 7, 2024, we announced that our Board of Directors has declared a quarterly cash dividend of U.S.$0.136 per share (U.S.$7.5 million in the aggregate) payable on March 28, 2024, to the shareholders of record at the close of business on March 20, 2024.

•	On March 31, 2023, and May 31, 2023, we paid dividends of U.S.$0.13 per share, on September 7, 2023, we paid dividends of U.S.$0.132 per share and, on December 11, 2023, we paid dividends of U.S.$0.134 per share.

•	On March 31, 2022, and June 10, 2022, we paid dividends of U.S.$0.082 per share and, on September 8, 2022, and December 7, 2022, we paid dividends of U.S.$0.127 per share.

•	On April 13, 2021, and May 28, 2021, we paid dividends of U.S.$0.0205 per share. On August 31, 2021, and December 7, 2021, we paid dividends of U.S.$0.041 per share.

We are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common shares and make other payments. Under the Companies Act, 1981 (as amended) of Bermuda (the “Companies Act”), we may not declare or pay a dividend or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (i) we are, or would after the payment be, unable to pay our liabilities as they become due; or (ii) that the realizable value of our assets would thereby be less than our liabilities. We are also subject to contractual restrictions under certain of our indebtedness, as described below. “Contributed surplus” is defined for purposes of section 54 of the Companies Act to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company.

The indenture governing our 2020 issuance of U.S.$350.0 million aggregate principal amount of 5.50% senior notes due 2027 (the “Notes due 2027”) includes covenants restricting dividend payments, including customary covenants, which include, among others, limitations on the incurrence of debt and disqualified or preferred stock, restricted payments (including restrictions on our ability to pay dividends), incurrence of liens, guarantees of additional indebtedness, the ability of certain subsidiaries to pay dividends, asset sales, transactions with affiliates, engaging in certain businesses and merger or consolidation with or into another company.

9.	Source and Amount of Funds

The maximum aggregate purchase price of shares purchased in the Offer will be U.S.$50,000,000. We expect that expenses for the Offer will be approximately U.S.$800,000.

We anticipate that we will pay for the shares tendered in the Offer and all expenses applicable to the Offer from our cash and investments, being from amounts otherwise available for dividend or distribution. As of March 19, 2024, we had approximately U.S.$153.2 million in cash and investments. The Offer is not conditioned upon the receipt of financing. See Section 7.

10.	Certain Information Concerning the Company

Overview

We are a leading independent oil and natural gas exploration and production (“E&P”) company with operations in Latin America. We currently operate in Colombia, Ecuador and Brazil. We are focused on Latin America because we believe it is one of the richest and most underexplored hydrocarbon regions globally, with less presence of independent E&P companies compared to the United States and Canada. In this region, much of the acreage has historically been controlled or owned by state-owned companies. We believe that these factors create an opportunity for smaller, more agile companies like us to build a long-term business.

Where You Can Find More Information

We file annual and current reports and other information with the SEC relating to our business, financial condition and other matters. You can also read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies can be obtained from the SEC upon payment of the prescribed fees. The SEC maintains an internet website that contains reports, proxy, information statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The Company’s investor relations website address is https://ir.geo-park.com/overview/default.aspx.

The information contained on our website, any website mentioned in this Offer to Purchase, or any website directly or indirectly linked to these websites, is not part of and is not incorporated by reference in, this Offer to Purchase, and investors should not rely on such information.

We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, which we filed with the SEC on March 30, 2023 (including any amendments thereto filed with the SEC from time to time, whether before, on or after the date hereof, the “2022 20-F”);

•	our report on Form 6-K for the month of March 2024 furnished to the SEC on March 7, 2024, containing our earnings release for the fourth quarter of 2023 and the full year of 2023 and the supplement thereto;

•	our report on Form 6-K for the month of March 2024 furnished to the SEC on March 7, 2024, containing a press release regarding our declaration of dividends payable on March 28, 2024 to holders of record on March 20, 2024;

•	our report on Form 6-K for the month of December 2023 furnished to the SEC on December 21, 2023, relating to the appointment of Jaime Caballero Uribe to the position of Chief Financial Officer;

•	any future Annual Reports on Form 20-F that we file with the SEC after the date of this Offer to Purchase until the closing of the Offer; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this Offer to Purchase until the closing of the Offer that are identified in such reports as being incorporated by reference in this Offer to Purchase.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Shareholders, Banks and Brokers may call toll free: (866) 356-2715

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Interests of Directors, Executive Officers and Affiliates

As of March 19, 2024, there were 55,470,850 common shares issued and outstanding (excluding 7,585,110 common shares held in treasury). As of March 19, 2024, 30,168 shares were subject to outstanding restricted stock units and there were also approximately 1,850,149 outstanding shares that had been awarded but which had not yet vested under our other equity-incentive plans, representing approximately 3.4% of the total issued and outstanding share capital as of that date.

We are offering to purchase up to U.S.$50,000,000 in value of common shares. At the maximum Purchase Price of U.S.$10.00 per share, we would purchase 5,000,000 shares if the Offer is fully subscribed, which would represent approximately 9.01% of our issued and outstanding common shares as of March 19, 2024. At the minimum Purchase Price of

U.S.$9.00 per share, we would purchase 5,555,555 shares if the Offer is fully subscribed, which would represent approximately 10.02% of our issued and outstanding common shares as of March 19, 2024.

As of March 19, 2024, our directors and executive officers as a group (excluding Mr. James F. Park) owned an aggregate of 1,089,389 shares and Mr. James F. Park beneficially owned an aggregate of 8,817,251 shares, representing approximately 1.96% and 15.90%, respectively, of the total number of outstanding shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders, subject to applicable law and internal compliance requirements. One of our executive officers has indicated that they intend to tender up to 20,000 shares in the Offer. No other directors or executive officers have indicated that they intend to tender any of their shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers as a group. Our other employees, including officers who are not executive officers, are also permitted to participate in the Offer on the same terms as other shareholders and may do so in their discretion, subject to applicable law and internal compliance requirements. Assuming that the Offer is fully subscribed and that we purchase 5,555,555 common shares in the Offer at the minimum Purchase Price, and that one executive officer tenders 20,000 shares, the Offer will increase the proportional holdings of (i) our directors and executive officers (excluding our deputy chairman, director and co-founder, Mr. James F. Park) to approximately 2.14% and (ii) our deputy chairman, director and co-founder, Mr. James F. Park to approximately 17.66% of the total number of outstanding common shares as of March 19, 2024. Assuming that the Offer is fully subscribed and that we purchase 5,000,000 common shares in the Offer at the maximum Purchase Price, and that one executive officer tenders 20,000 shares, the Offer will increase the proportional holdings of (x) our directors and executive officers (excluding our deputy chairman, director and co-founder, Mr. James F. Park) to approximately 2.12% and (y) our deputy chairman, director and co-founder, Mr. James F. Park to approximately 17.47% of the total number of outstanding common shares as of March 19, 2024. However, after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer.

A list of our directors and executive officers as of March 19, 2024 is attached to this Offer to Purchase as Schedule I.

Security Ownership by Principal Shareholders and Management

As of March 19, 2024, we had an authorized share capital of 5,171,949,000 common shares. Of these, 55,470,850 common shares were issued and outstanding as of March 19, 2024 (excluding 7,585,110 common shares held in treasury). Each of our common shares entitles its holder to one vote.

The following table presents the beneficial ownership of our common shares as of March 19, 2024, except for certain shareholders whose last available data is as of December 31, 2023. The percentages reported herein are based on the shares outstanding as of March 19, 2024.

5% Shareholders	Common shares	Percentage of outstanding common shares
James F. Park (1)	8,817,251	15.90%
Compass Group LLC (2)	3,312,589	5.97%
Renaissance Technologies LLC (3)	3,091,863	5.57%
Socoservin Overseas SPF S.à.r.l. (4)	2,889,315	5.21%
Cobas Asset Management, SGIIC, SA (5)	2,808,406	5.06%
Gerald E. O’Shaughnessy (6)	2,793,392	5.04%
Other shareholders	31,758,034	57.25%
Total	55,470,850	100.00%

_______________

(1)	7,305,133 shares are held by GoodRock, LLC, which is controlled by James F. Park. The information set forth above and listed in the table is based solely on the disclosure set forth in Mr. Park’s most recent Schedule 13G filed with the SEC on February 14, 2024. 352,400 of Mr. Park´s shares have been pledged pursuant to lending arrangements.

(2)	The information listed in the table is based solely on the disclosure set forth in Compass Group LLC´s most recent Schedule 13G filed with the SEC on February 14, 2024.

(3)	The information listed in the table is based solely on the disclosure set forth in Renaissance´s most recent Schedule 13G filed with the SEC on February 13, 2024.

(4)	The information set forth above and listed in the table is based solely on the disclosure set forth in Socoservin Overseas’ most recent Schedule 13G filed with the SEC on July 25, 2023.

(5)	The information set forth above and listed in the table is based solely on the disclosure set forth in Cobas Asset Management’s most recent Schedule 13G filed with the SEC on February 12, 2024.

(6)	Held by Mr. O’Shaughnessy directly and indirectly through GP Investments LLP; GPK Holdings, LLC; The Globe Resources Group, Inc.; and other investment vehicles. The information listed in the table is based solely on the disclosure set forth in Mr. O´Shaughnessy’s most recent Schedule 13D filed with the SEC on March 15, 2024. 2,700,000 of Mr. O´Shaughnessy´s shares have been pledged pursuant to lending arrangements.

Principal shareholders do not have any different or special voting rights in comparison to any other common shareholder.

The following table shows the share ownership of each member of our Board of Directors and executive officers as of March 19, 2024.

As of March 19, 2024, our directors and executive officers as a group (excluding Mr. James F. Park) owned an aggregate of 1,089,389 shares and Mr. James F. Park beneficially owned an aggregate of 8,817,251 shares, representing approximately 1.96% and 15.90%, respectively, of the total number of outstanding shares.

Board of Directors and Executive Officers	Common shares	Percentage of outstanding common shares
James F. Park (1)	8,817,251	15.90%
Sylvia Escovar	61,610	*
Robert Bedingfield	172,296	*
Constantin Papadimitriou	73,664	*
Somit Varma	72,876	*
Brian Maxted	13,816	*
Carlos Macellari	13,816	*
Marcela Vaca	12,656	*
Andrés Ocampo	*	*
Jaime Caballero Uribe	*	*
Augusto Zubillaga	*	*
James Deckelman	*	*
Rodolfo Martín Terrado	*	*
Mónica Jiménez	*	*
Agustina Wisky	*	*
Sub-total executive officers’ ownership	668,655	1.21%
Total	9,906,640	17.86%

_______________

*	Indicates ownership of less than 1% of outstanding common shares.

(1)	7,305,133 shares are held by GoodRock, LLC, which is controlled by James F. Park. The information set forth above and listed in the table is based solely on the disclosure set forth in Mr. Park’s most recent Schedule 13G filed with the SEC on February 14, 2024. 352,400 of Mr. Park’s shares have been pledged pursuant to lending arrangements.

Certain members of our Board of Directors have, since the time of our initial public offering in the U.S., entered into certain pledges of Company securities in order to access some liquidity with respect to those shares and/or to diversify their holdings. On June 29, 2021, the Board of Directors, based on the recommendation of the Nomination and Corporate Governance Committee, revised its Insider Trading Policy with respect to securities pledging and prohibited employees and directors from pledging Company securities in any circumstance, including by purchasing Company securities on margin or holding Company securities in a margin account. In the event that an employee or director pledged any Company securities prior to June 29, 2021, and provided that any such pledges were made in compliance with the Insider Trading Policy of the Company effective at the time such securities were pledged, the employee or director must terminate any such arrangements by June 29, 2024.

Director and Officer Compensation and Other Arrangements

GeoPark Limited 2018 Equity Incentive Plan

Given the expiration of our Stock Awards Plan on November 3, 2018, on November 5, 2018, we adopted the 2018 Equity Incentive Plan (the “Plan”) to motivate and reward those participating employees and executives to perform at the highest level and to further the best interests of the Company and our shareholders. The Plan is designed as an omnibus plan, pursuant to which we may grant awards in the form of options, share appreciation rights, restricted shares, restricted stock units, performance awards, other share-based awards or other cash-based awards throughout the ten (10)-year term of the Plan. Subject to adjustments as set forth in the Plan, the maximum number of shares available for issuance under the Plan is 5,000,000 shares. The applicable award documentation will set forth the terms and conditions of the awards granted under the Plan, including, but not limited to, the vesting conditions and the effect on a termination of service or a Change in Control on awards.

The following table sets forth the common share awards granted to our employees and executive officers under the Plan which are outstanding as of the date hereof:

Number of underlying common shares outstanding	Grant date	Vesting date
800,000(1)	01/01/2020	01/02/2023
215,000(2)	03/31/2022	03/31/2025(3)
25,000(4)	03/31/2022	03/31/2025
571,984(5)	10/01/2022	01/02/2025
197,197(6)	02/14/2023	01/02/2026
1,000,000(7)	01/02/2023	01/02/2026
5,968(8)	10/01/2023	01/02/2026
20,000(9)	10/01/2023	10/01/2026
25,000(10)	01/15/2024	01/15/2027
351,971(11)	02/14/2024	01/02/2027

_______________

(1)	On November 6, 2019, our Board of Directors approved a share-based compensation program for approximately 800,000 shares to be granted in 2020. Considering the performance conditions, the Compensation Committee determined that only a total of 152,030 shares have vested. As of December 31, 2023, 61,980 shares have been exercised, with a remaining amount of 90,050 shares to be exercised.

(2)	Awards corresponding to the Retention and Hiring Bonus scheme.

(3)	The vesting date is March 31, 2025, or 3 years from grant date.

(4)	Service agreement. The awards granted under this agreement vest in three annual installments (March 31, 2023, March 31, 2024, and March 31, 2025). As of December 31, 2023, 8,333 shares have been exercised, with a remaining amount of 16,666 shares to be exercised.

(5)	Awards corresponding to the LTIP Executives. The vesting date of the RSUs is annually during a three-year period and the vesting date of the PSUs will be on January 2, 2025.

(6)	Awards corresponding to the LTIP Executives. The vesting date of the RSUs will be annually during a three-year period and the vesting date of the PSUs will be on January 2, 2026.

(7)	Awards corresponding to LTIP Employees approved in December 2022. The vesting date of the RSUs is annually during a three-year period and the vesting date of the PSUs will be on January 2, 2026.

(8)	Awards corresponding to the LTIP Executives. The vesting date of the RSUs is annually during a three-year period and the vesting date of the PSUs will be on January 2, 2026.

(9)	Awards corresponding to the Hiring Bonus scheme.

(10)	Awards corresponding to the Hiring Bonus scheme.

(11)	Awards corresponding to the LTIP Executives. The vesting date of the RSUs is annually during a three-year period and the vesting date of the PSUs will be on January 2, 2027.

Currently, we have the following incentive equity programs in place under the Plan: the Stock Awards Program (“Stock Awards Program”), the Retention and Hiring Bonus Scheme, the Long-Term Incentive Program for Executives (“LTIP Executives”) and the Long-Term Incentive Program for Employees (“LTIP Employees”).

Executive officers

Long-Term Incentive Program to Executive Officers (“LTIP Executives”). In March 2022, our Board of Directors, based on the recommendation of the Compensation Committee, approved a new Long-Term Incentive program for the executive officers. Main characteristics of the program are:

•	All executive officers are eligible.

•	Grants are awarded annually to executive officers.

•	The components of the program are the following:

•	20% Time-based Restricted Share Units (RSUs) vesting ratably in three equal installments on each of the first three anniversaries of the grant date;

•	35% Relative Performance Share Units based on relative total shareholder return (TSR) and measured over three-year performance period relative to peer group; and

•	45% Absolute Performance Share Units (PSUs) based on absolute total shareholder return (TSR) and measured over three-year performance period.

In 2022, the Compensation Committee approved grants with respect to the LTIP Executives of an estimated 571,984 total shares, to vest during a three-year period. On February 17, 2023, the Compensation Committee approved a new grant, effective as of February 14, 2023, of 197,197 shares to vest during a three-year period. On February 26, 2024, the Compensation Committee approved a new grant, effective as of February 14, 2024, of 351,971 shares to vest during a three-year period.

On January 25, 2023, and February 26, 2024, the Compensation Committee determined that 246,110 and 86,602 shares, respectively, should be delivered to the participants according to the first and second vesting periods of the abovementioned grants.

Employees

Long-Term Incentive Program to Employees (“LTIP Employees”). In December 2022, our Board of Directors, based on the recommendation of the Compensation Committee, approved a new Long-Term Incentive program for employees and new hirings. Main characteristics of the program are:

•	All employees (non-top management) and new hirings are eligible.

•	3-year program, with a grant date of January 2, 2023, or the date on which the employees are hired.

•	The components of the program are the following:

•	30% Time-based RSUs: vesting annually ratably in three equal installments;

•	30% Company Performance: measured over three-year performance period (December 2022-December 2025); and

•	40% Absolute Performance Shares: share price at the date of vesting must be higher than the share price at the date of grant or date of hiring.

•	The vesting date of the Performance Shares (Company and Absolute) will be on January 2, 2026.

CEO Transition Agreement

Mr. James F. Park (former Chief Executive Officer of the Company and current non-executive member of the Board of Directors and consultant of the Company, advising on M&A and strategic matters) has a consulting agreement with the Company, approved by the Board of Directors on March 2022, as part of the transition of the CEO position. Such agreement governs his consulting services and does not provide for payments upon a termination of service (other than previously earned or accrued amounts). Pursuant to the terms of his transition agreement, James F. Park was provided certain severance benefits, including (i) cash severance payments, payable in a combination of cash and stock, (ii) accelerated vesting of unvested equity awards, and (iii) administrative support for 1-2 years, reimbursement for reasonable relocation costs and 12 months of health and life insurance premiums.

Senior Management Severance

Our Board of Directors determined that it is in the best interests of the Company and its shareholders to provide certain members of the Company’s senior management with payments and benefits in connection with certain qualified terminations and/or in connection with certain change in control scenarios. Therefore, the Board of Directors approved the adoption of an Executive Termination and Change in Control Benefits Plan (the “Severance Plan”). In addition, the Board of Directors approved an employment agreement with our current Chief Executive Officer, Andrés Ocampo, which provides for severance benefits consistent with those provided under the Severance Plan.

Pursuant to the Severance Plan, in the event of a change in control, outstanding performance equity awards will convert into a number of time-based equity awards based on actual performance through the date of the change in control and, except as set forth below, will vest in accordance with the awards’ original schedule, subject to the executive’s continued service through such date. In the event of a termination of the executive’s employment without cause, resignation for good reason or termination due to the executive’s death or disability within 24 months following a change in control: (i) all outstanding time-vesting equity awards will fully accelerate and vest; and (ii) performance equity awards, as converted in accordance with clause (i) above, will fully accelerate and vest. In the event that the acquiror cashes out outstanding equity awards at closing of the change in control, then, at closing, (i) performance awards will accelerate, and vest based on actual performance through the date of the change in control and (ii) all outstanding time-vesting equity awards will fully accelerate and vest.

Non-Executive Director Plan

In August 2014, our Board of Directors adopted the Non-Executive Director Plan in order to grant shares to non-executive directors as part of their compensation program for serving as directors (the “Non-Executive Director Plan”). The Non-Executive Director Plan was amended and restated in October 2016, when additional 1,000,000 shares were registered as the maximum number of shares available to be issued under this plan. In accordance with the resolutions adopted by our Board of Directors on May 20, 2014, our non-executive directors are paid their quarterly fees in the form of equity awards granted under the Non-Executive Director Plan. Under the Non-Executive Director Plan, the compensation committee may award common shares, restricted share units and other share-based awards that may be denominated or payable in common shares or factors that influence the value of common shares.

Stock Ownership Guidelines

In December 2022, to further align the interests of our executive officers with those of the Company’s shareholders, our Board of Directors approved minimum stock ownership guidelines applicable to the Company’s executive officers, as determined by the Board of Directors. Each such executive officer is required to hold, within five years after the adoption of the guidelines or, if later, within five years after becoming subject to the policy, a number of shares with an aggregate value of at least three times his or her annual base salary. Shares beneficially owned by the applicable officer or held in a family trust established by the applicable executive officer and shares underlying vested equity awards (which, in the case of stock options, are at- or in-the-money) are taken into account for purposes of determining compliance with these guidelines. Until an officer has met his or her ownership requirement, he or she is required to retain at least 50% of shares received from the vesting, settlement or exercise of equity awards (and which remain outstanding after tax withholding and payment of any applicable exercise price).

Compensation Recoupment Policy

Our Board of Directors adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. No recoupments were made in 2023. This policy is intended to comply with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual. The foregoing description is qualified in its entirety by reference to the text of our Compensation Recoupment Policy, a copy of which has been filed as an exhibit to the Schedule TO-I to which this Offer to Purchase is an exhibit.

Share Repurchase Programs

We have recurring programs to repurchase our own shares. The latest renewal took place on November 8, 2023, and established a program to repurchase up to 10% of our shares outstanding, or approximately 5,611,797 shares, until December 31, 2024.

Since the renewal of our repurchase plan on November 8, 2023 we have repurchased 850,000 shares under the plan. The dollar value of shares that may yet be purchased by us under our share repurchase program is approximately U.S.$7.6 million based on the closing price of our common shares on March 19, 2024.

During the 60 days prior to the date hereof, we did not repurchase any shares. Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase shares. The amount of shares we buy and timing of any such repurchases depends on a number of factors, including our stock price, the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments, if any, and blackout periods in which we are restricted from repurchasing shares as well as any decision to use cash for other strategic objectives. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date.

Recent Securities Transactions

Based on our records and to the best of our knowledge, the following transactions in our shares have been effected in the 60 days prior to March 19, 2024 by us or our executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of our subsidiaries.

Date of Transaction	Identity of Transacting Party	Number and Type of Securities	Price per Share	Nature of the Transaction
February 8, 2024	Agustina Wisky	15,000	U.S.$8.55	Sale of shares on stock exchange

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares under the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of equivalent volumes of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from the NYSE. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from the NYSE or to be held of record by fewer than 300 persons. See Section 7.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences

The following is a description of material U.S. federal income tax consequences of the Offer to Purchase. This description addresses only the U.S. federal income tax considerations applicable to U.S. Holders (described below) that hold the shares as capital assets (generally, assets held for investment). This description does not describe all of the tax consequences that may be relevant to U.S. Holders in light of their particular circumstances, including alternative minimum tax consequences, the application of the “Medicare contribution tax” and differing tax consequences applicable to U.S. Holders subject to special tax rules, such as:

•	banks and certain financial institutions;

•	insurance companies;

•	real estate investment trusts or regulated investment companies;

•	dealers or certain traders in securities;

•	tax-exempt entities;

•	persons that hold the shares as part of a “straddle,” constructive sale, conversion transaction or an integrated transaction;

•	persons that own or are deemed to own 10% or more of the shares, by vote or value;

•	persons the “functional currency” of which is not the U.S. dollar for U.S. federal income tax purposes; or

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes.

No ruling has been or will be sought from the IRS regarding any tax consequences relating to the matters discussed herein. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of those summarized below.

This description is based on the Internal Revenue Code of 1986, as amended (the “Code”), final, proposed and temporary U.S. Treasury regulations and judicial and administrative interpretations thereof, all as of the date hereof, changes to any of which subsequent to the date of this Offer to Purchase may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal tax considerations other than income taxation. You should consult your tax advisor concerning the U.S. federal, state and local, and non-U.S. tax consequences of the sale of the shares pursuant to the Offer to Purchase in your particular circumstances.

For purposes of this description, a “U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of shares that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state therein, or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (for U.S. federal income tax purposes) that holds shares will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding shares should consult their tax advisors concerning the U.S. federal income tax consequences to them of the sale of the shares pursuant to the Offer to Purchase.

As indicated in our prior annual reports on Forms 20-F, we believe that we have not been a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for any prior taxable year since our shares were listed on the NYSE. Except as described below, this discussion assumes that the Company has not been a PFIC for any prior taxable year and will not become a PFIC for the current taxable year.

Tax Consequences to Tendering U.S. Holders

Treatment of Our Repurchase of Shares Pursuant to the Offer to Purchase as a Sale or as a Distribution

Our repurchase of tendered shares pursuant to the Offer to Purchase may be treated either as a sale of those shares by you or as a distribution in respect of our equity, depending upon the circumstances at the time the shares are purchased. Our repurchase of shares from you will generally be treated as a sale if it (i) results in a “complete redemption” of your interest in our equity, (ii) is a “substantially disproportionate” redemption with respect to you, or (iii) is “not essentially equivalent to a dividend” with respect to you, each within the meaning of Section 302(b) of the Code, as described below (the “Section 302 tests”). If the Depositary or other applicable withholding agent is unable to determine whether sale treatment or distribution treatment should apply to you, such Depositary or withholding agent may be required to report the transaction as resulting in a distribution. In such event, if you believe that sale treatment is the proper treatment in your circumstances, you should consult with your own tax advisor about how to report the transaction on your tax return.

•	Complete Redemption. The transaction will be a “complete redemption” of your equity interest in us if either (i) you own none of our shares, actually or constructively, immediately after the shares redeemed pursuant to the Offer to Purchase, or (ii) you actually own none of our shares immediately after the shares are redeemed pursuant to the Offer to Purchase and, with respect to any shares you constructively own immediately after the Offer to Purchase, you are eligible to waive, and effectively waive, constructive ownership of all such shares under procedures described in Section 302(c) of the Code and applicable U.S. Treasury Regulations. If you wish to satisfy the “complete redemption” test through waiver of attribution, you are urged to consult your tax advisor regarding the requirements, mechanics and desirability of such a waiver.

•	Substantially Disproportionate. In general, the cash you receive will be “substantially disproportionate” if (1) by vote and value, the percentage of our shares you actually and constructively own immediately following the redemption of the shares pursuant to the Offer to Purchase is less than 80% of the percentage of our shares you actually and constructively own immediately before the sale of shares pursuant to the Offer to Purchase, and (2) after the sale, you actually and constructively own less than 50% of our outstanding shares.

•	Not Essentially Equivalent to a Dividend. The transaction will be “not essentially equivalent to a dividend” if the redemption of shares pursuant to the Offer to Purchase results in a “meaningful reduction” in your equity interest in us, given the particular facts and circumstances that apply to you. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority shareholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” You should consult your own tax advisor regarding the application of this test to your particular circumstances.

•	Contemporaneous dispositions or acquisitions of our shares by you or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. You should be aware that, because proration may occur in the Offer to Purchase, even if all the shares you actually and constructively own are tendered pursuant to the Offer to Purchase, fewer than all of these shares may be purchased by us. Accordingly, proration may affect whether your surrender of shares pursuant to the Offer to Purchase will meet any of the Section 302 tests. You should consult your own tax adviser regarding the applicability of these rules to your particular situation.

Sale of Shares Pursuant to the Offer to Purchase

If you satisfy any of the Section 302 tests, you generally will recognize taxable gain or loss equal to the difference between the amount realized on the redemption and your adjusted tax basis in the tendered shares. Your adjusted tax basis will generally be the amount you paid to acquire the shares. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the shares is longer than one year at the time of the sale. If you are a non-corporate U.S. Holder, any long-term capital gain you recognize is generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Any gain or loss recognized generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes. The rules governing foreign tax credits are complex, and you should consult your tax advisor regarding the creditability of foreign taxes, if any, in your particular circumstances.

Distribution in Respect of Shares Pursuant to the Offer to Purchase

If none of the Section 302 tests is satisfied by you, the full amount you receive pursuant to the Offer to Purchase will be treated as a distribution to you with respect to your shares, and your tax basis in the redeemed shares generally will be added to any other shares of ours that you retain. This distribution will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. The dividend will be includible in your gross income without reduction for the tax basis of the surrendered shares, and no current loss will be recognized. To the extent that the amount you receive exceeds your share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of your tax basis in your shares and then as capital gain from the sale or exchange of your shares as described above under “—Sale of Shares Pursuant to the Offer to Purchase.” However, because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, you should expect that the entire amount you receive pursuant to the Offer to Purchase will be taxed as a dividend if it is treated as a distribution as described above.

Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders will be eligible for taxation as “qualified dividend income” and therefore will be taxable at rates applicable to long-term capital gains, provided that (1) our shares are readily tradable on an established securities market in the United States (which the shares should be considered to be, so long as they are listed on NYSE) and (2) certain holding period and other requirements are satisfied. The amount of the dividend will be treated as foreign-source dividend income to you and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code.

Passive Foreign Investment Company Rules

In general, a non-U.S. corporation will be a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (1) at least 75% of its gross income is “passive income” or (2) at least 50% of the average quarterly value of its assets consists of assets that produce “passive income” or are held for the production of “passive income.” Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from foreign currency, securities and certain commodities transactions. As indicated in our prior annual reports on Forms 20-F, we believe that we have not been a PFIC for any prior taxable year since our shares were listed on the NYSE. However, because PFIC status depends upon the composition of our income and assets and the market value of our assets (including, among others, goodwill and less than 25% owned equity investments) from time to time, we cannot assure you that we have not been, or will not be, a PFIC for any taxable year.

If we were a PFIC for any taxable year in which you held shares, your shares will be treated as PFIC stock, even if we thereafter ceased to meet the threshold requirements for PFIC status, and you will generally be subject to adverse tax consequences on the sale of your shares pursuant to the Offer to Purchase.

If we were a PFIC for any taxable year in which you held our shares, and our repurchase of tendered shares pursuant to the Offer to Purchase were treated as a sale of those shares by you, as described above under “—Distribution in Respect of Shares Pursuant to the Offer to Purchase,” any gain recognized by you on that sale would generally be allocated ratably over your holding period for the shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations for that year, as appropriate, and an interest charge would be imposed on the tax on such amount. Further, if you were treated as receiving a distribution with respect to your shares, as described above under “—Distribution in Respect of Shares Pursuant to the Offer to Purchase,” to the extent that any distribution received by you on your shares exceeded 125% of the average of the annual distributions on the shares received during the preceding three years or your holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, as described immediately above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of our shares. You should consult your own tax adviser to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in your particular circumstances.

You should consult your tax advisor concerning our PFIC status for any relevant taxable year and the tax considerations relevant to a sale of the shares pursuant to the Offer to Purchase.

Information Reporting and Backup Withholding

See Section 3 with respect to the U.S. federal backup withholding requirements.

Tax Consequences to Non-tendering U.S. Holders

If you do not tender your shares pursuant to the Offer to Purchase, you will not recognize any gain or loss for U.S. federal income tax purposes. In this case, you will have the same adjusted tax basis and holding period in your shares following the consummation of the Offer to Purchase as you had in your shares immediately prior to the consummation.

15.	Extension of the Tender Offer; Termination; Amendment

Notwithstanding anything to the contrary contained herein, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the aggregate amount of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares, (b) we decrease the number of shares being sought in the Offer, or (c) we increase the number of shares being sought in the Offer by more than 2.0% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses

We have retained BTG Pactual US Capital, LLC to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We have also agreed to reimburse the Dealer Manager for its reasonable and documented out-of-pocket expenses incurred in connection with the Offer, and to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold shares in its proprietary accounts, and, to the extent it owns shares in these accounts at the time of the Offer, the Dealer Manager may tender the shares pursuant to the Offer.

We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers or other persons (other than the fees of the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.

Specifically, and assuming the Offer is fully subscribed, we expect that the aggregate of all fees and expenses related to the Offer will be approximately U.S.$800,000. These fees and expenses include amounts payable to the Dealer Manager and the Company’s counsel, the Depositary and the Information Agent, expenses associated with financial printing and the publication of our summary advertisement and SEC filing fees.

17.	Miscellaneous

We are not aware of any U.S. state where the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. state where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer (the “Schedule TO”). The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary.

March 20, 2024

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF GEOPARK LIMITED

Directors

The following table lists the members of our Board of Directors:

Name	Position	Age	At the Company since
Sylvia Escovar Gómez(1)(2)	Chair and Director	62	2020
James F. Park	Deputy Chair, Director and Co-founder	68	2002
Robert Bedingfield(1)(2)	Director	75	2015
Constantin Papadimitriou(1)(2)	Director	63	2018
Somit Varma(1)	Director	63	2020
Brian F. Maxted(1)	Director	66	2022
Carlos E. Macellari(1)	Director	70	2022
Marcela Vaca	Director	55	2012
Andrés Ocampo	Chief Executive Officer and Director	45	2010

_______________

(1)	Independent director under SEC Audit Committee rules.

(2)	Member of the Audit Committee.

Biographical information of the current members of our Board of Directors is set forth below. Unless otherwise indicated, the current business address for our directors is Calle 94 No. 11-30, 8th floor, Bogotá, Colombia.

Sylvia Escovar Gómez has been a member of our Board of Directors since August 2020 and was appointed as Chair on June 6, 2021. An economist by training, she received her undergraduate degree from the Universidad de Los Andes in Colombia. She has had a long and prestigious career in both the public and private sectors, having worked for the World Bank, the Central Bank of Colombia and the Colombian National Department of Planning. Previously, she served as Deputy Secretary of Education and Deputy Secretary of Finance for Bogota’s government as well as Vice President of Finance of Fiduciaria Bancolombia. Ms. Escovar was the CEO of Terpel S.A., a fuel distribution company that operates in Colombia, Ecuador, Panama, Peru and the Dominican Republic from 2012 until December 2020. In 2014, Ms. Escovar was named the top businessperson of the year by Portafolio, Colombia’s leading financial daily. In 2018, she received the National Order of Merit for spearheading private sector support for peacebuilding and reconciliation in Colombia. In 2020, she was the only woman on the Corporate Reputation Business Monitor’s list of Colombian leaders with the best reputation to rank in the top 10. In 2023, Forbes named Sylvia Escovar as one of the 100 most powerful women in Colombia. Ms. Escovar’s other Board memberships include Grupo Bancolombia, Empresa de Telecomunicaciones de Bogotá, Organización Corona S.A. and Compañía de Medicina EPS Sanitas, where she serves as Chairperson of the board with strategic and external relations functions.

James F. Park since co-founding the Company in 2002, James F. Park served for 20 years as our Chief Executive Officer until his retirement effective June 30, 2022. He initially funded, built the team, and led the strategy and growth of GeoPark from its small footprint at the southern tip of South America into becoming one of the leading oil and gas companies operating across Latin America today. He continues to serve as Vice Chair of our Board of Directors and advisor to the team. Beginning as a drilling rig roughneck in his teenage years, Mr. Park has more than 50 years of experience in all phases of the upstream oil and gas business, with a record of achievement in the acquisition, technical operation, and management of international projects and teams across the globe - including projects in North America, Central America, South America, Asia, Europe, Africa, and the Middle East - and with a successful emphasis on people, communities, and the environment. He earned a Bachelor of Science in Geophysics from the University of California at Berkeley and previously worked as a research scientist focused on earthquakes and tectonics at the University of Texas. Mr. Park is a member of the Board of Directors of GoodRock LLC and Spark Resources LLC and is a former Board member of the humanitarian non-profit SEE (Surgical Eye

Expeditions) International, and the service and advocacy non-profit Girls, Inc. He is a member of the AAPG and SPE, has a degree in environmental management, and has lived in Latin America since 2002.

Robert Bedingfield has been a member of our Board of Directors since March 2015. He holds a degree in Accounting from the University of Maryland and is a Certified Public Accountant. Until his retirement in June 2013, he was one of Ernst & Young’s most senior Global Lead Partners with more than 40 years of experience, including 32 years as a partner in Ernst & Young’s accounting and auditing practices, as well as serving on Ernst & Young’s Senior Governing Board. He has extensive experience serving Fortune 500 companies; including acting as Lead Audit Partner or Senior Advisory Partner for Lockheed Martin, AES, Gannett, General Dynamics, Booz Allen Hamilton, Marriott and the US Postal Service. Since 2000, Mr. Bedingfield has been a Trustee, and at times an Executive Committee Member, and the Audit Committee Chair of the University of Maryland at College Park Board of Trustees. Mr. Bedingfield served on the National Executive Board (1995 to 2003) and National Advisory Council (since 2003) of the Boy Scouts of America. From 2013 to 2023, Mr. Bedingfield served as Board Member and Chairman of the Audit Committee of NYSE-listed Science Applications International Corp (SAIC). Mr. Bedingfield became age ineligible to serve on SAIC’s board on June 7, 2023.

Constantin Papadimitriou has been a member of our Board of Directors since May 2018. He is a respected and successful international investor and businessman, with more than 30 years of investment experience in global capital markets and in resource and industrial projects and was an early investor in GeoPark. Mr. Papadimitriou was for 18 years the Head of General Oriental Investments S.A., the Investment Manager of the Cavenham Funds, as part of the Cavamont Group founded by the Late Sir James Goldsmith. During his tenure at the Cavamont group, Mr. Papadimitriou was initially responsible for Treasury Management, then the Private Equity Portfolio as well as representing the group on the Boards of associated companies including investments in the oil and gas, mining, real estate, and gaming sectors (including Basic Petroleum, a Nasdaq-listed Guatemalan oil and gas company). He is a founding partner of Diorasis International, a company mainly focusing on investments in Greece and the broader Balkans in Aquaculture, and he also chairs the Greek Language School of Geneva and Lausanne. Mr. Papadimitriou holds an Economics and Finance degree and a post-graduate Diploma in European Studies from Geneva University.

Somit Varma has been a member of our Board of Directors since August 2020. He has been a proven and respected investor in oil, gas, mining, and infrastructure projects across the globe for more than three decades. During his time at the International Finance Corporation (IFC), he was the Global Head of Oil, Gas, Mining and Chemicals, Chairman of the IFC Oil, Gas, Mining and Chemicals Investment Committee and Chairman of the Global Gas Flaring Reduction Partnership. From 2011 until July 2020, Mr. Varma was a Managing Director of the Energy Group at Warburg Pincus LLC, one of the world’s premier private equity firms. Throughout his tenure at Warburg Pincus, Mr. Varma served on the boards of several international energy companies where he worked with management teams on a diverse set of issues including new acquisitions, strategic partnerships, capital allocation, risk management, succession planning, and growing and mentoring teams. Mr. Varma is Chairman of the Energy and Infrastructure Council of EMPEA, the global industry association for private capital in emerging markets. He is also currently an advisor to a global private equity firm and a family office. Mr. Varma earned his MBA at Boston University before attending the Executive Development Program at Harvard Business School.

Brian F. Maxted has been a member of our Board of Directors since July 2022. He holds a bachelor’s degree in geology from the University of Sheffield and a master’s degree in organic geochemistry and petrology from the University of Newcastle-upon-Tyne. Mr. Maxted is a proven oil and gas explorer, private equity entrepreneur and public company leader in the upstream E&P business, with a global track record of significant basin and play discoveries over 30 years. He spent the first part of his professional life from the late 1970s working for BP in locations including Europe, Africa, North America and South America, where he was involved in the discovery of Colombia’s giant Cusiana and Cupiagua oil fields in the early 1990s. During the second half of his career from the mid-1990s through the 2010s Mr. Maxted held various exploration leadership roles for US-based independents, including Triton Energy and Hess Corporation. In 2003, Mr. Maxted became a founding partner and later the CEO/CXO and Board Director of Kosmos Energy. Mr. Maxted retired from Kosmos in 2019 and established Limatus Energy Advisory Limited to provide strategic counsel to upstream E&P companies. In addition, he led the formation of Lapis Energy, a company focused on carbon solutions in the US Lower 48, where he currently serves as Chair of the Board.

Carlos E. Macellari has been a member of our Board of Directors since July 2022. He holds a bachelor’s degree in geology from the Universidad Nacional de La Plata in Argentina, and a master´s degree and a PhD in geology from Ohio State University. He has over 30 years of successful exploration, development and management experience in the oil and gas industry across several continents, at Tecpetrol, Repsol YPF, Hocol, Benton Oil & Gas, Enron Oil & Gas International and Pecten International (Shell Oil). As Director of Exploration and Development for Tecpetrol, he led the subsurface team responsible for making Fortín de Piedra the largest gas producing block in Argentina, and the discovery and development of the Pendare Field in Colombia. As Worldwide Director of Geology, he also led the technical group behind Repsol’s exploration success in locations such as Libya, Algeria, Pre-Salt Brazil, the Gulf of Mexico, Venezuela and Peru. He has published over 50 technical papers and has been guest lecturer in numerous international forums. He is the founder of the Journal of South American Earth Sciences, has lectured several courses in the USA, Colombia, Spain and Argentina and is currently a professor for postgraduate students at Universidad Nacional de La Plata. At present he is an independent consultant on oil and gas exploration and production after founding and managing Andes Energy Consulting, since 2020 he has been a Board member at Inverban, Tecpetrol Investments, Tecpetrol International and Suizum and since 2024 an independent board member of Olympic Peru.

Marcela Vaca joined GeoPark in August 2012 and served as General Director until August 2022. She has been a member of our Board of Directors since July 2022. She has more than 20 years of experience in planning, legal, environmental and social articulation and management of hydrocarbon exploration and production projects in Colombia and elsewhere in Latin America. Under her leadership as Director for Colombia and General Director, GeoPark became one of the leading oil and gas companies in the country. She plays a crucial role in advancing GeoPark’s diversity, equality and inclusion efforts, and promotes female empowerment as a key to the economic development of Latin America. Prior to joining our company, for nine years Ms. Vaca was the CEO of the Hupecol Group, where her achievements included leading the development of the Caracara field and the construction of the Jaguar–Santiago Pipeline. From November 2000 to June 2003, she worked as Legal, Administrative and External Affairs Manager at GHK Company Colombia. Bloomberg Linea includes Ms. Vaca in its 500 most influential people in Latin America, and in 2020, 2021 and 2022 Forbes named her as one of the 50 most powerful women in Colombia. Ms. Vaca was a member of the Board of Directors of the Colombian Oil Association (ACP, Asociación Colombiana de Petróleo) from 2010 to 2021 and served as Chair of the Board until March 2022. Ms. Vaca graduated in Law with a specialization in Commercial Law from the Pontificia Universidad Javeriana in Colombia and is a Fulbright Scholar with a Summa Cum Laude Master (LLM) from Georgetown University in the USA.

Andrés Ocampo has served as our Chief Executive Officer and as a member of our Board of Directors since July 2022. He previously served as our Chief Financial Officer (from November 2013 through June 2022) and Director of Growth and Capital Markets (from January 2011 through October 2013), and has been with our company since July 2010. Mr. Ocampo holds a Bachelor’s degree in Economics from Universidad Católica Argentina, has more than 17 years of experience in business and finance. Mr. Ocampo has been instrumental in helping GeoPark reach some of its greatest milestones, including its entry into Colombia and Brazil, the initial public offering on the New York Stock Exchange, the acquisition of Amerisur Resources and significant acreage expansion in Colombia. Our Board of Directors appointed Mr. Ocampo to serve as Chief Executive Officer of the Company effective July 1, 2022, by virtue of his wide experience in business management and finance together with his character, vision, knowledge of the Company and his proven ability to lead successful teams. Before joining our Company, Mr. Ocampo worked at Crédit Agricole Corporate & Investment Bank and Citigroup, focusing on the oil and gas and commodities industries.

Executive Officers

The following table lists our current executive officers:

Name	Position	Age	At the Company since
Andrés Ocampo	Chief Executive Officer and Director	45	2010
Jaime Caballero Uribe	Chief Financial Officer	49	2024
Augusto Zubillaga	Chief Technical Officer	54	2006
James Deckelman	Chief Exploration Officer	67	2023
Rodolfo Martín Terrado	Chief Operating Officer	49	2018
Mónica Jiménez	Chief Strategy, Sustainability and Legal Officer	48	2022
Agustina Wisky	Chief People Officer	47	2002

Biographical information of our executive officers is set forth below. Unless otherwise indicated, the current business address of our executive officers is Calle 94 No. 11-30, 8th floor, Bogotá, Colombia.

Jaime Caballero Uribe has served as our Chief Financial Officer since January 2024. He has more than 25 years of industry and finance experience, including senior positions in large corporations as well as in start-ups and entrepreneurial businesses. Until August 2023, Mr. Caballero was Group Chief Financial Officer at Ecopetrol, the largest corporation in Colombia and one of the 400 largest companies in the world where he helped the management team achieve various performance records, including the delivery of more than U.S.$20 billion in growth financing and debt refinance. During his tenure, he was recognized by the Institutional Investor publication as one of the top three sector Chief Financial Officer s in Latin America. Previously, he held multiple positions at BP plc over 17 years, where his most recent appointment was Chief Financial Officer for the Brazil Region, which includes Colombia, Uruguay and Venezuela. Mr. Caballero holds a degree in Law from Universidad de Los Andes, an MBA in Energy Business from Fundação Getulio Vargas, and certificates in CFO Excellence from Wharton and Energy Innovation and Emerging Technologies from Stanford.

Augusto Zubillaga has served as our Chief Technical Officer since July 2022. He previously served in other management positions throughout the Company including as Chief Operating Officer, Operations Director, Argentina Director and Production Director. He is a petroleum engineer with more than 26 years of experience in production, engineering, well completions, corrosion control, reservoir management and field development. He has a degree in petroleum engineering from the Instituto Tecnológico de Buenos Aires. Prior to joining our company, Mr. Zubillaga worked for Petrolera Argentina San Jorge S.A. and Chevron San Jorge S.A. At Chevron San Jorge S.A., he led multi-disciplinary teams focused on improving production, costs and safety, and was the leader of the Asset Development Team, which was responsible for creating the field development plan and estimating and auditing the oil and gas reserves of the Trapial field in Argentina. Mr. Zubillaga was also part of a Chevron San Jorge S.A. team that was responsible for identifying business opportunities and working with the head office on the establishment of best business practices. He has authored several industry papers, including papers on electrical submersible pump optimization, corrosion control, water handling and intelligent production systems.

James Deckelman has served as our Chief Exploration Officer since October 2023. He is a highly successful explorer with over 25 years of experience in Latin America, the Middle East, Africa, Southeast Asia and North America, leading projects ranging from ultra-deepwater to unconventional. Mr. Deckelman added over a billion barrels of recoverable resources for companies including ConocoPhillips, BP and Talisman Energy. In Latin America, he has led projects and transactions in Colombia, Venezuela, Peru, Ecuador, Mexico, Brazil and Argentina. Mr. Deckelman is highly experienced in investment evaluation, new asset capture, and delivering production and reserve growth. He has a Master´s degree in geology from Utah State University and has authored over 15 industry publications focused on Latin America. Among other awards, in 2021, he was recognized as one of “Industry’s 100 Who Made a Difference” by the American Association of Petroleum Geologists.

Rodolfo Martín Terrado has served as our Chief Operating Officer since July 2022. He previously served as our Director of Operations since he joined GeoPark in August 2018. Mr. Terrado has more than 25 years of experience in in the oil industry, working in field development and operations. Mr. Terrado has a degree in Petroleum Engineering from the Instituto Tecnológico de Buenos Aires (ITBA) and an MBA from the IAE Business School at the Universidad Austral in Buenos Aires. He is a member of the Society of Petroleum Engineers (SPE). Prior to joining GeoPark, Mr. Terrado worked for Petrolera Argentina San Jorge and Chevron San Jorge S.A. in different international operations, including in Argentina, the United States and Venezuela. Mr. Terrado previously led heavy oil operations in Venezuela assets and his prior responsibilities include waterflooding, CO2 flooding and unconventionals.

Mónica Jiménez has served as our Chief Strategy, Sustainability and Legal Officer and Company Secretary since August 2022. She leads the definition and implementation of our strategy, ingrains sustainability (ESG) within the Company and leads the legal team. Mrs. Jiménez is an experienced attorney in corporate and international law in Canada and Colombia with extensive experience in corporate law and international commercial and investment arbitration. After living in Canada for more than 15 years, Mrs. Jiménez was Vice President of Corporate Affairs and Secretary General of Ecopetrol for six years before joining GeoPark. Mrs. Jiménez studied Law at Universidad the Los Andes, has a postgraduate degree in Civil Liability and Damages from the Universidad Externado de Colombia, and a Master of Science in Development Studies from the London School of Economics (LSE). Recognized as one of the leading in-house lawyers in Colombia by The Legal 500 GC Powerlist: Colombia 2022, Mrs. Jiménez is a current member of the International Court of Arbitration of the International Chamber of

Commerce (ICC) and is on the Corporate Governance Council at the Universidad de Los Andes. She has served as a director of several organizations, and is currently on the Board of TSX-listed Mineros S.A.

Agustina Wisky is GeoPark’s Chief People Officer, responsible for enriching and promoting an organizational culture based on trust, teamwork, continuous improvement, mutual respect, and diversity. Ms. Wisky has been with the Company since it was founded in 2002, and she created and has led the People department for over 15 years, guided by the principles of attracting, motivating and developing the best professionals, and ensuring the comprehensive wellbeing of staff and their families. She previously held the position of Performance Director at GeoPark. Before joining GeoPark, Ms. Wisky worked at PricewaterhouseCoopers and AES Gener in Argentina. Ms. Wisky is a Public Accountant and has a Master’s degree in Human Resources from the IAE Business School of the Universidad Austral in Buenos Aires, Argentina. Thanks to Ms. Wisky’s leadership in the implementation of inclusion and diversity best practices, GeoPark won the Equipares Silver Award in 2020, which is given by the Government of Colombia with technical support from the United Nations Development Program. GeoPark was furthermore included in the Bloomberg Gender-Equality Index (GEI) in 2022, which evaluates the performance of listed companies that are committed to transparency in gender reporting.

GEOPARK LIMITED

March 20, 2024

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By Express Mail, Courier, or Other Expedited Service: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions, 150 Royall Street, Suite V Canton, MA 02021	By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions, P.O. Box 43011 Providence, RI 02940-3011

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers call toll-free: (866) 356-2715

The Dealer Manager for the Offer is:

BTG Pactual US Capital, LLC

601 Lexington Avenue, 57th Floor

New York, NY 10022

Attn: Equity Capital Markets

Collect: +1 (212) 293-4600
Email: ol-ecm@btgpactual.com